Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Ingram Micro Holding Corporation of our report dated March 13, 2024, except for the effects of the revision to the consolidated financial statements as of and for the fiscal year ended December 30, 2023 discussed in Note 2, as to which the date is September 6, 2024, relating to the financial statements and financial statement schedule of Ingram Micro Holding Corporation (Successor), which appears in Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-282404) of Ingram Micro Holding Corporation.

/s/ PricewaterhouseCoopers LLP

Irvine, California

October 23, 2024